Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-284489) pertaining to the Long Term Incentive Plan of Vista Energy, S.A.B. de C.V. of our reports dated April 9, 2025, with respect to the consolidated financial statements of Vista Energy, S.A.B. de C.V. and the effectiveness of internal control over financial reporting of Vista Energy, S.A.B. de C.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Pistrelli, Henry Martin y Asociados S.A.
Member of Ernst & Young Global Limited

City of Buenos Aires, Argentina

April 9, 2025